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                                                                     Exhibit 3.4


                           CERTIFICATE OF AMENDMENT TO

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              GOMEZ ADVISORS, INC.

      It is hereby certified that:

1.    The name of the corporation is Gomez Advisors, Inc. (the "Corporation").

2. The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting in its entirety clause (i) of Section 1(a) of the Certificate of Designation of the Corporation's Series C Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on October 29, 1999 and inserting in lieu thereof the following new clause
      (i) of Section 1(a):

            "(i) Except as otherwise provided in Section 1(b) below, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of the Series B Convertible Preferred Stock, $.01 per share, par value (the "Series B Preferred") and the Series C Preferred shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, before payment or distribution of any of such assets to the holders of any other class or series of the Corporation's capital stock designated to be junior to the Series C Preferred, an amount equal to:

                  (A) $5.00 per share (but not in excess of the cost basis
            thereof) of Series B Preferred (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to the Series B Preferred and, as so adjusted from time to time, is hereinafter referred to as the "Series B Base Liquidation Price"); and:

                  (B) (y) $5.10 per share of Series C Preferred if such
            liquidation, dissolution or winding up occurs on or prior to January 1, 2001 or (z) $12.75 per share of Series C Preferred if such liquidation, dissolution or winding up occurs after January 1, 2001 (each of which amounts shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to the Series C Preferred and, as so adjusted from time to time, is hereinafter referred to as the "Series C Base Liquidation Price"), in each case plus all dividends accrued or declared but unpaid, to and including the date full payment shall be tendered to the holders of Series B Preferred and Series C Preferred with respect to such liquidation, dissolution or winding up. The amount distributed among the Series B Preferred and the Series C Preferred shall be distributed in proportion to the

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      aggregate preferential amount for each series and within each series based on the number of shares of such series held by the respective holder."

3. The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting in its entirety clause (A) of Section 2(c)(i) of the Certificate of Designation of the Corporation's Series C Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on October 29, 1999 and inserting in lieu thereof the following new clause
      (A) of Section 2(c)(i):

            "(A) The closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at an initial public offering price per share of not less than $10.20 (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization or similar event involving a change in the Common Stock) with net proceeds to the Corporation of not less than $20,000,000 (a "Qualified Initial Public Offering"); provided, however, in the event that such Qualified Initial Public Offering is consummated after January 1, 2001, then the Conversion Price in effect immediately prior to such automatic conversion shall, if greater than the Late IPO Threshold Amount (as defined below) be reduced to an amount equal to the Late IPO Threshold Amount. The Late IPO Threshold Amount for purposes of calculating the number of shares of Common Stock deliverable upon such automatic conversion (the "Late IPO Threshold Amount") shall be $2.04 (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization or similar event involving a change in the Common Stock)."

4. [The Restated Certificate of Incorporation of the Corporation is hereby amended [insert amendment to REDEMPTION provisions]

5. The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the second sentence of Section 3(a) of the "Terms of Series A Convertible Preferred Stock" attached as Exhibit A thereto and inserting in lieu thereof the following new second sentence of said
      Section 3(a):

            "The number of shares of Common Stock issuable for each share of Series A Preferred Stock upon conversion shall be determined by dividing $3,058.10 plus all accrued and unpaid dividends on such share of Series A Preferred Stock by the Conversion Price."

6. The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the second sentence of Section 3(a) of the "Terms of Series B Convertible Preferred Stock" attached as Exhibit B thereto and inserting in lieu thereof the following new second sentence of said
      Section 3(a):


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            "The number of shares of Common Stock issuable for each share of
      Series B Preferred Stock upon conversion shall be determined by dividing $5.00 plus all accrued and unpaid dividends on such share of Series B Preferred Stock by the Conversion Price."

7. This Certificate of Amendment to Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 151 of the General Corporation Law of the state of Delaware.

EXECUTED, effective as of the 15 day of February, 2000


                                 /s/ Julio Gomez
                               -------------------------------------------------
                               Julio Gomez, Chairman and Chief Executive Officer



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